Exhibit 99.1

Berkeley Heights, NJ

March 4, 2016

Tom Leahey, Appointed Interim Chief Financial Officer of Authentidate

Experienced Public Company Executive Joins Senior Management

Authentidate Holding Corp. (OTCQB: ADAT), one of the fastest growing clinical labs in North America through its wholly owned subsidiary Aeon Clinical Laboratories, and a provider of secure web-based revenue cycle management applications and telehealth products and services for healthcare organizations, today announced it has appointed Tom Leahey as interim Chief Financial Officer. Mr. Leahey, a Principal and Practice Leader of the Strategic Growth Advisory Practice at Atlanta-based accounting firm Windham Brannon, succeeds Bill Marshall, who resigned from Authentidate effective March 1, 2016, in accordance with the terms of the merger with Aeon Clinical Laboratories, previously reported on January 27, 2016.

Bill Henry, Chief Operating Officer stated, “I am delighted to welcome Tom to Authentidate. He brings considerable accounting and capital market experience, as well as strong technical skills in finance and an excellent record of driving profitable growth and enabling businesses to reach their full potential.

I’d also like to thank Bill Marshall for his service to the company over the last several years. We wish Bill all the best in his future endeavors.”

Tom Leahey said, “I am excited to join Authentidate at this pivotal time in the company’s development. I look forward to helping drive innovation and profitable growth at Authentidate as we continue to lead meaningful change in the healthcare industry.”

Authentidate’s Board of Directors is conducting a comprehensive national search for a new permanent Chief Financial Officer.

About Authentidate Holding Corp.

Authentidate Holding Corp., through its wholly owned subsidiary, AEON Clinical Laboratories, is a growing comprehensive and efficient clinical laboratory using state of the art testing equipment. Housed in a 28,000 square foot campus, in Gainesville, Georgia, AEON emphasizes Technology Innovation. AEON has developed proprietary methodologies that provide some of the fastest and most reliable urine and oral fluid (saliva) test results in the nation. AEON provides health care professionals with four primary tests: Medical Toxicology, Pharmacogenomics, Cancer Genetic Testing, and Molecular Biology. Authentidate is also a provider of secure web-based revenue cycle management applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

For more information, visit the company’s websites at www.aeonclinical.com and www.authentidate.com

About Windham Brannon

Windham Brannon is a recognized leader in providing audit, tax, accounting and advisory services for businesses, not-for-profits and high net-worth individuals. While the firm’s technical expertise is second to none, Windham Brannon offers clients so much more. Clients find a more proactive approach, more attention to their priorities and more investment in their relationship to ensure needs are anticipated—and met with confidence. Windham Brannon takes pride in the fact that it is re-defining the role of the typical CPA firm. Since 1957, the firm has been providing each client with exceptional proficiency, but also the personalized level of service delivered by a strong team that is driven, resourceful and well connected. Visit http://www.windhambrannon.com to find out how Windham Brannon is committed to offering more.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control. Risks and uncertainties for Authentidate, AEON and of the combined company include, but are not limited to: liquidity and trading market for shares following the consummation of the merger; costs associated with the merger; failure or delay in obtaining required approvals by the SEC or any other governmental or quasi-governmental entity necessary to our ability to file an effective proxy statement in connection with the merger and other contemplated transactions; failure to obtain the necessary stockholder approval of the merger and the other contemplated transactions; uncertainties of cash flows and inability to meet working capital needs; and risks associated with the possible failure to realize certain benefits of the merger, including future financial, tax, accounting treatment, and operating results. Many of these factors that will determine actual results are beyond Authentidate’s or AEON’s ability to control or predict. Other risks and uncertainties are more fully described in our Annual Report on Form 10-K for the year ended June 30, 2015 filed with the SEC, and in other filings that Authentidate makes and will make with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date after the date stated herein.

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.